Exhibit 99.1

FOR IMMEDIATE RELEASE

CRAFT BREW ALLIANCE SHAREHOLDERS APPROVE PROPOSED AGREEMENT WITH ANHEUSER-BUSCH

Significant Step Toward Completing Expanded Partnership

Portland, Ore. (February 25, 2020) — Craft Brew Alliance, Inc. (“CBA” or the “Company”) (Nasdaq:BREW), a leading craft brewing company, announced that its shareholders voted at a special meeting of shareholders (the “Special Meeting”) held today to adopt the agreement, announced November 11, 2019, that will create an expanded partnership between CBA and Anheuser-Busch Companies, LLC (“A-B”), with A-B agreeing to purchase the remaining CBA shares it does not already own in a merger transaction for $16.50 per share, in cash.

“On behalf of CBA’s Board of Directors and executive team, I would like to thank our shareholders for their overwhelming support of this proposed combination with A-B,” said David Lord, Chairman of Craft Brew Alliance. “In addition to delivering value for our shareholders, today’s outcome reflects the tremendous success that CBA and A-B have achieved in their decades-long partnership. By joining with A-B, we look forward to accelerating the potential of CBA’s distinctive portfolio, led by Kona Brewing Company as a truly distinctive lifestyle brand, while continuing to invest in our local communities.”

“Today’s decisively positive shareholder vote brings us even closer to cementing our expanded partnership with A-B,” added CBA Chief Executive Officer Andy Thomas. “For more than 25 years, our two companies have been working together to enrich the beer landscape with the highest-quality craft beer offerings, and we’re excited to build on that strong foundation and satisfy more consumers as one combined company.”

More than 98% of the shares voted by proxy and at the Special Meeting were in favor of the transaction, including a majority of the outstanding shares held by investors other than A-B or its affiliates. CBA will file the final vote results, as certified by the independent Inspector of Election, on a Form 8-K with the U.S. Securities and Exchange Commission (the “SEC”).

As previously disclosed, the transaction is expected to close in 2020, subject to the satisfaction of customary closing conditions, including receipt of requisite regulatory approvals.

About Craft Brew Alliance

CBA is a leading craft brewing company that brews, brands, and brings to market world-class American craft beers.

Our distinctive portfolio combines the power of Kona Brewing Company, a dynamic, fast-growing national craft beer brand, with strong regional breweries and innovative lifestyle brands: Appalachian Mountain Brewery, Cisco Brewers, Omission Brewing Co., Redhook Brewery, Square Mile Cider Co., Widmer Brothers Brewing, and Wynwood Brewing Co. CBA nurtures the growth and development of its brands in today’s increasingly competitive beer market through our state-of-the-art brewing and distribution capability, integrated sales and marketing infrastructure, and strong focus on partnerships, local community and sustainability.

Formed in 2008, CBA is headquartered in Portland, Oregon and operates breweries and brewpubs across the U.S. CBA beers are available in all 50 U.S. states and 30 different countries around the world. For more information about CBA and our brands, please visit www.craftbrew.com.

Media and Investor Relations: Jenny McLean, Senior Communications Director, (503) 331-7248, jenny.mclean@craftbrew.com

About Anheuser-Busch

For more than 165 years, Anheuser-Busch has carried on a legacy of brewing great-tasting, high-quality beers that have satisfied beer drinkers for generations. Today, A-B owns and operates 23 breweries, 14 distributorships, and 23 agricultural and packaging facilities, and has more than 18,000 colleagues across the United States. A-B is home to several of America’s most recognizable beer brands, including Budweiser, Bud Light, Michelob ULTRA and Stella Artois, as well as a number of regional brands that provide beer drinkers with a choice of the best-tasting craft beers in the industry.

From responsible drinking programs and emergency drinking water donations to industry-leading sustainability efforts, A-B is guided by its unwavering commitment to supporting the communities it calls home.

For more information, visit www.anheuser-busch.com or follow Anheuser-Busch on LinkedIn, Twitter, Facebook and Instagram.

Forward-Looking Statements:

Some of the statements in this communication are forward-looking statements (or forward-looking information) within the meaning of applicable U.S. securities laws. These include statements using the words “believe,” “target,” “outlook,” “may,” “will,” “should,” “could,” “estimate,” “continue,” “expect,” “intend,” “plan,” “predict,” “potential,” “project,” “intend,” “estimate,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “seek,” “would,” “upside,” “increases,” “goal,” “guidance” and “anticipate,” and similar statements (including where the word “could,” “may,” or “would” is used rather than the word “will”) and the negative of such words and phrases, which do not describe the present or provide information about the past. There is no guarantee that the expected events or expected results will actually occur. Such statements reflect the current views of management of the Company and are subject to a number of risks and uncertainties. These statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, operational and other factors. Any changes in these assumptions or other factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to the Company, or persons acting on its behalf, and are expressly qualified in their entirety by the cautionary statements set forth in this paragraph. Undue reliance should not be placed on such statements. In addition, material risks that could cause actual results to differ from forward-looking statements include: the inherent uncertainty associated with financial or other projections, including depletions and shipments; the effect of out-of-stock issues and lower contract brewing shipments; price increases; gross margin rate improvement; the level and effect of SG&A expense; the effect of the class action settlement; effective tax rate changes; the risk that the conditions to the completion of the transaction (including the timing of the closing of the merger) may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; the outcome of any legal proceedings that may be instituted against the parties and others related to the merger agreement; unanticipated difficulties or expenditures relating to the transaction, the response of business partners and retention as a result of the announcement and pendency of the transaction; an inability to realize synergies and operating efficiencies from the transaction within the expected timeframes or at all; the integration between the Company and A-B may be more difficult, time consuming or costly than expected; revenues following the transaction may be lower than expected; the anticipated size of the markets and continued demand for A-B’s products and the impact of competitive responses to the announcement of the transaction. Additional risks are described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 6, 2019. Forward-looking statements speak only as of the date they are made. Except as required by law, neither A-B nor the Company has any intention or obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.